STOCK OPTION AGREEMENT


     This Stock Option Agreement is executed as of January 5, 1998, and is between International Nursing Services, Inc., a Colorado corporation (the "Company") and Barbara Asbe; (the "Optionee").

     WHEREAS, Optionee has agreed to enter into the employment of Cymedix Lynx Corporation, a wholly-owned subsidiary of the Company, and the Company wishes to provide incentive to the Optionee in such employment by providing Optionee with a means of benefiting from equity ownership in the Company ; and

     NOW, THEREFORE, The Company hereby grants options to Optionee upon the following terms:

     1.       Grant of Option.  The Optionee is hereby granted, as of the this
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date  (the  "Grant Date"), an option (the "Option") to purchase 400,000 shares of  Common  Stock  of  the  Company  (the  "Option  Shares").

     2.       Exercise Price.  The exercise price pursuant at which the Option
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shall  be  exercised  is  $.1875  per  share  (the  "Exercise  Price").

     3.             Term.  This Option shall expire on January 4, 2001, if not
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exercised  in full  and  no  part  of  the  Option  shall  be  exercised thereafter.

     4.             Vesting.      This  Option shall not be
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immediately  exercisable,  but shall vest and become exercisable in increments of 33.33% of the total shares granted hereunder on each of the first three anniversary dates hereof, so long as the Optionee has then been continuously employed by the Company or any affiliate thereof since the date hereof.

     5.     Termination of Employment.   Subject to the terms set forth in any
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employment  or  other  binding  agreement,  in the event an Optionee's Current
Position, as defined below, with the Company shall terminate (i) "for cause," as defined below, while holding an unexercised portion of the Option, that portion of the Option which has not already been exercised shall expire coincident with the termination of the Optionee's Current Position, or (ii) for a reason other than "for cause," other than by reason of disability or death as discussed below, the portion of the Option which is exercisable on the date of such termination shall be exercisable until a date three (3)
months after such date of termination or shall expire coincident with such position with the Company or a subsidiary or affiliate of the Company as an
employee.    For  purposes  hereof,  "for  cause" shall mean termination of an
Optionee's Current Position because of a determination by the Company's Board of Directors that such Optionee has committed (i) misfeasance, waste of corporate assets, gross negligence or willful continued failure to substantially perform his reasonably assigned duties or (ii) dishonest or illegal conduct that is demonstrably injurious to the Company, provided, however, that termination of Optionee's Executive Employment Agreement for the reasons set forth in Section 12(a)(3) thereof shall not be termination "for cause" hereunder. Upon the termination of an Optionee's Current Position with the Company by reason of disability or death, the exercisable portion of the Option may be exercised within one (1) year after such termination.
Notwithstanding anything in this Section 5 to the contrary, the Board of Directors of the Company, in its sole discretion, may waive any restrictions contained in this Section 5, including applicable exercise periods.

     6.        Exercise of Option.  To the extent exercisable, this option may
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be  exercised  in whole or in part and from time to time until fully exercised or until the option expiration date set forth above. This Option may be exercised only by the Optionee, his guardian or legal representative during the Optionee's lifetime and, thereafter, by his heirs or executor. Neither this option nor any portion thereof or interest therein may be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution.

     Exercise of this option shall not be effective until the Company has received written notice of exercise, specifying the number of whole Option Shares to be purchased. Such notice shall be accompanied by full payment of the aggregate Exercise Price for the number of Option Shares so purchased in cash, by cashier's check, certified check, bank draft or money order, through the delivery of shares of Company Common Stock or through the delivery of options exercisable for shares of Company Common Stock for cancellation, with net fair market equal to the Exercise Price. Thereafter, a certificate or certificates representing the Option Shares so purchased shall, within a reasonable time, be issued in the Optionee's name and delivered to the Optionee, subject to compliance with applicable securities laws. Upon a partial exercise of this Option, this Agreement shall be automatically amended to reduce the number of Option Shares covered by this option by the number of Option Shares so purchased without the necessity of the execution of a new agreement or a formal written amendment of this Agreement.

           7.           Certain Taxes.  The Optionee authorizes The
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Company  to  withhold,
 in accordance with applicable law, from any Option Shares to be issued to an optionee upon exercise by the Optionee of all or a portion of this Option, a number of Option Shares based on their fair market value equal to the amount of any taxes required to be withheld by any federal, state or local law or regulation as a result of the exercise of this option. In this regard, the optionee acknowledges and agrees that this withholding is mandatory and the determination by The Company of the fair market value of any Option Shares on the date of exercise of this option shall be final and conclusive in all respects. The Option granted hereunder is not intended to be a qualified option under the Internal Revenue Code of 1986, as amended.

     8.        Transfer of Option Shares.  The Optionee agrees that the Option
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Shares  acquired  upon  exercise  of this Option shall be acquired for his own account for investment purposes only and not with a view to any distribution or public offering thereof within the meaning of the Securities Act of 1933
(the  "Act")  or  other  applicable  securities  laws.    If  the  Company  so
determines, any stock certificates issued upon exercise of this Option shall bear a legend to the effect that the Option Shares have been so acquired. The Company shall not be required to bear any expenses of compliance with the Act, other applicable securities laws or the rules and regulations of any national securities exchange or other regulatory authority in connection with the registration, qualification or transfer, as the case may be, of this Option or
any  Option  Shares  acquired  upon  the  exercise  thereof.    The  Optionee
acknowledges that he is aware that his right to transfer the Option Shares will be restricted in accordance with Rule 144, unless such Option Shares are
so  registered.    The  foregoing  restrictions  on the transfer of the Option
Shares shall not apply if (a) The Company shall have been furnished with an opinion of counsel satisfactory in form and substance to the Company to the effect that such transfer will be in compliance with the Act and other applicable securities laws, or (b) the Option Shares shall have been duly registered in compliance with the Act and other applicable securities laws.

      9.          Acceptance  of  Stock Option Agreement.  The Optionee hereby
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approves  and  accepts  the  terms,  conditions,  and provisions of this Stock
Option Agreement and agrees to be bound hereby, and further agrees that his executors, administrators, heirs, successors, and assigns shall be bound hereby and thereby. Without limitation of the foregoing, the Optionee hereby agrees, individually and for his executors, administrators, heirs, successors, and assigns, that all decisions or interpretations of the Company or its duly authorized representatives with regard to any and all aspects of this Agreement and the administration thereof shall be binding, conclusive, and final.

     10.     Address for Notices.  The parties hereto designate the respective
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addresses  set  forth  below  as the addresses for receipt of any notice under this  Stock  Option  Agreement.


                         11.                Merger, Consolidation or Change of
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Control.    In connection with any merger, consolidation, change in control or
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similar      reorganization,  excluding  a  public  offering
("Reorganization"),  the  Company  may  in  its  discretion:

                                  a.     Negotiate a binding agreement whereby
any acquiring or successor corporation will assume each Option then outstanding or substitute an equivalent option; or

     b. Authorize cash payments to Optionee equal to the difference between the aggregate Exercise Price of the option then outstanding irrespective of the Option's current exercisability and the fair market value of the Shares covered by the Option. Any cash payment which the Company may make shall be made within sixty (60) days following such authorization and fully discharge any and all obligations the Company may have in connection with the options. Notwithstanding the forgoing, the Company shall have no obligation to take any action with respect to any option in connection with a Reorganization.

     12.        Adjustments.  In the event of a stock dividend, stock split or
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other  subdivision,  consolidation or similar change in the outstanding shares of Common Stock or capital structure of the Company (collectively, a "Stock Adjustment"), the following shall occur hereunder: (i) the number of shares of Common Stock reserved or otherwise available for exercise of the Option, shall be adjusted proportionately (and automatically reduced by any fraction resulting from such adjustment) ; and (ii) the Exercise Price per share of outstanding Options shall be adjusted so that the aggregate Exercise Price payable pursuant to each outstanding Option after the Stock Adjustment shall equal the aggregate amount so payable prior to the Stock Adjustment. In the event of any dispute concerning such adjustment, the decision of The Company shall be conclusive. If a Stock Adjustment is made, The Company shall notify all Optionees of such adjustment within thirty (30) days of making such an adjustment, which notification shall state the adjusted number of shares of Common Stock for which a particular option is exercisable.

     13.     Use of Services; Successors.  Nothing herein confers any right or
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obligation  on  the  Optionee to continue rendering services to the Company or shall affect in any way the Optionee's right or the right of the Company, as the case may be, to terminate the Optionee's services at any time.

     14.          Entire  Agreement.    This  Agreement constitutes the entire
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understanding  between  the Optionee and the Company, and supersedes all other agreements, whether written or oral, with respect to the acquisition by the Optionee of his Option and/or Option Shares.

                         15.          Amendment; Governing Law.  Any amendment
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or  modification  hereto  shall  be  in  writing  and executed by both parties
hereto.    This  Agreement  shall be governed, interpreted and construed under
Colorado  law,  excluding  however  the  rules applicable to conflict of laws.

     IN WITNESS WHEREOF, the parties hereto execute this Stock option Agreement with the intention to be fully bound as of the date first stated above.


INTERNATIONAL  NURSING  SERVICES,  INC.


By:___________________________________
   Title: President

   Address: 360  South Garfield Street, Suite 400
            Denver, Colorado 80209




____________________________________

Optionee  Name:
Address: